Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-171034) and S-8 (Nos. 33-38340, 33-38339, 33-63025, 333-83028, 333-91420, 333-122357, 333-163326) of RTI International Metals, Inc. of our report dated February 22, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 3 and the change in the composition of reportable segments discussed in Note 13, and except for the effects of the first restatement discussed in Note 2 to the consolidated financial statements and the reevaluation of the effectiveness of internal control over financial reporting and change in conclusion described in the second paragraph of Management’s report on internal control over financial reporting, as to which the date is September 24, 2013, and except for the effects of the second restatement discussed in Note 2 to the consolidated financial statements and the additional effect of the material weakness in revenue recognition described in the second paragraph of Management’s report on internal control over financial reporting, as to which the date is November 12, 2013, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A (Amendment No. 2).

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

November 12, 2013